LICENSE AGREEMENT


Agreement dated June 9, 2003, by and between WHAMO Entertainment, as Agent for Open World Media and Entertainment, Inc. and Beijing Omni Cultural Exchange Co., LTD, at 12519 Venice Blvd., Los Angeles, CA 90066, U.S.A., hereinafter called "Licensor," and Omni Broadcasting Network, at 4322 Wilshire Boulevard, Suite 300, Los Angeles, California 90010 U.S.A., hereinafter called "Licensee."

Licensor hereby grants to Licensee and Licensee accepts a Free
Television license with respect to the productions known as "FLUTEMASTER" (13 x 30).

LICENSEE:               Omni Broadcasting Network

THE LICENSED MEDIA:	Exclusive Free Television Only.

LICENSED PRODUCTIONS:	"FLUTEMASTER" (13 x 30) with option for
additional 12 Episodes.

PROGRAM QUANTITY:	Thirteen (13)

LENGTH OF PROGRAM:	Approximately thirty (30) minutes each.

LICENSED TERRITORY:	United States only.

LICENSED LANGUAGE:	All languages.

LICENSED TERM:	1 year beginning July 1, 2003 and ending June 30, 2004.

NUMBER OF TELECASTS:	Unlimited.

CONTRACT AMOUNT:	a) Licensee Fee: as an advance of US$ 1,500.00
                        per title x 13, total of US$ 19,500.00. Plus
                        b) Fifty percent (50%) of the advertising revenue generated during the broadcasting period of the program once Licensee has recouped the advance payment made to Licensor.

MATERIALS:              Digital Beta SP in English, scripts and
                        promotional material.

COST OF MATERIALS:      US$ 200.00 NET per title x 13, total of US$2,600.00.

PAYMENT TERMS:          GRAND TOTAL of US$22,100.00 NET will be paid as
                        follows:

                        US$2,210.00 due and payable on June 15, 2003, US$19,890.00 in partial payments before delivery of materials, no later than September 15, 2003.

SHIPPING:               Shipping cost / charges to be paid by Licensee.

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SPECIAL PROVISION:	If this contract is not fully executed within 30
                        days from the date herein, Licensor has the right to cancel this agreement without further notice to Licensee.

In consideration of the mutual promised herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows.

1.	DEFINITION OF TERMS

a)	"Property" means the feature film or television series produced and/or distributed by Licensor as described in Exhibit A attached hereto.

b)	"Standard Television" means exhibition by standard VHF or UHF broadcast stations, the video and audio portions of which are receivable without charge and without use of any receiving device other than standard home rooftop or television set built-in antennas.

c)	"Non-Standard Television" means all forms of television
exhibition whether now existing or developed in the future, other that "Standard Television," however transmitted or delivered (whether by broadcast, satellite and terrestrial microwave broadcast, cassette and disc transmission, coaxial cable transmission, fiber optic transmission or any other means), including without limitation basic cable, premium cable, pay-per view, subscription television, direct broadcast satellite, closed circuit television and lower power VHF or UHF limited facility stations.

d)	"Term" means the period commencing upon July 1, 2003 and ending at midnight on June 30, 2004.

e)	"Territory" means the United States of America, its territories and possessions.

f)	"Exhibit" means, sublicense, transmit, broadcast, cablecast, display, exhibit, exploit, project, perform, promote, advertise, reproduce, use and publicize and to license or authorize third parties or assign to them the right to do all or part of the same.

2.	GRANT OF RIGHTS
Licensor hereby irrevocably grants to Licensee the sole and exclusive right during the Term to exhibit the Property throughout the Territory and Media herein provided.

3.	EXCLUSIVITY
For the term of this agreement, Licensor shall not authorize or permit any person, firm or corporation other than Licensee to exhibit the Property, or any portion thereof, within the Territory or to promote or announce any such exhibition or the availability of rights of exhibition. The right of Licensee in said media is sole and exclusive for the term of this agreement.

4.	REVENUE SPLIT
Licensee shall pay to Licensor the sum of one thousand five hundred ($1,500) U.S. dollars (the "Guarantee") per television episode, plus fifty percent (50%) of the net advertising revenue generated from the exploitation of each Episode once Licensee has recouped Guarantee paid to Licensor. "Net Revenues" shall be defined as all gross receipts received in connection with the exploitation of the Episodes, less any
and all bona fide third party costs actually paid.	  Reported and
paid quarterly.

5.	DELIVERY OF PHYSICAL MATERIALS
No later than ten (10) days after the execution of this Agreement, Licensor shall deliver to Licensee or any professional technical facility designated by Licensee all materials set forth in Exhibit A


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attached hereto which shall conform with the technical requirements of
Licensee as set forth in Exhibit A. In the event that the materials are not of acceptable technical quality for exhibition, Licensor shall deliver additional or replacement materials acceptable to Licensee.
Any delay in delivery of materials will give Licensee the right to extend the Term of this agreement by a period of time coextensive with the duration of said delay. All risks and costs of transporting the delivery materials shall be borne by Licensor; and all costs of transporting and preparing video reproductions and elements processed therefrom shall be borne by Licensee.

6.	PROMOTION
Licensor shall deliver to Licensee within ten (10) days of the date of execution of this agreement the following materials with respect to the Property: a press book, a reasonable number of stills, color slides and transparencies, a synopsis of the story or content of the Property, advertising copy and such other materials as are reasonable to Licensor and requested by Licensee.
Licensor hereby grants to Licensee the following additional rights and privileges with respect to the Property and any person appearing therein:

a)	The right to use written summaries, extracts and synopses of the
Property of no more than one thousand (1,000) words in length for the purpose of promoting the Property;

b)	The right to use the Licensor's name and the name of each person rendering services or appearing in the Property and such person's biography, photograph or likeness and recorded voice and the title of the Property to promote the Property;

c)	The right to use excerpts from the Property no more than five (5)
minutes in length in any medium for news or information purposes and for the purpose of promoting the Property.
The rights described in this Paragraph may be exercised at any time after the execution of this Agreement until a period of one (1) year after the conclusion of the Term.

7.	MANNER OF EXHIBITION
Subject to the terms of this Agreement, Licensee shall have the sole and absolute control over the frequency and manner of exhibition of the Property, including the means, times, places, number of exhibitions and choice of exhibitors. Except as otherwise provided in this Agreement, Licensee shall not itself or authorize others to make any modifications, deletions, cuts or alterations in or to the Property without prior written approval of Licensor. Licensee may make cuts, alterations, abridgements and variations for the following purposes:

a)	Insertion of Licensee's loop or credits in the title section;

b)	Insertion of commercials;

c)	Compliance with local censorship or governmental rules and
regulations.

Licensee shall in no case omit or delete the copyright notice from the main or end title of the Property.

8.	NON-PERFORMANCE BY LICENSEE OR LICENSOR
If Licensor or Licensee feel at any time that terms of this agreement are not being performed by the other party, the aggrieved party shall give written notice to the other part listing such non-performances and allow that party a period of fifteen (15) days after receipt of written notice to cure such defects. Any and all disputes arising hereunder shall be settled by arbitration in the City of Las Vegas, NV, in accordance with the rules and under the auspices of the American Arbitration Association and any decision or award thereon may be entered, docketed and enforced as a judgment of any court of competent jurisdiction.


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9.	EXTENSION OF TERM
After the expiration of the original term of this agreement, Licensor shall offer Licensee the exclusive option to renew this agreement for a period of forty-five (45) days.

10.	WARRANTIES
Licensor and Licensee each represent, warrant and covenant that:

a)	It is not a party or subject to any written or oral contract which would prevent Licensor from entering into or performing this Agreement; or whose terms and conditions would be violated by performance of this Agreement;

b)	Neither the negotiation nor execution of this Agreement by
Licensor or Licensee will result in any liability or obligation to or infringe on any rights of any third party.

c)	It is authorized and has the power to enter into this Agreement.
Licensor warrants that it owns or controls the sole and exclusive right to exhibit the Property in the manner and form provided in this Agreement, free and clear of any and all liens, claims and encumbrances and to authorize Licensee to do so. Licensor warrants that it has not licensed the Property for exhibition contrary to the provisions of this Agreement and it has not and will not grant any rights in the Property inconsistent with the rights granted Licensee herein;

d)	Licensor shall not, prior to the expiration of this Agreement, exhibit or authorize the exhibition of the property anywhere in the Territory;

e)	The Property and any advertising or publicity materials supplied by Licensor shall not contain any material that is libelous, slanderous or defamatory and will not, when exhibited infringe upon any common law or other right including copyright, trademark, trade name, service mark, literary, dramatic or motion picture right, right of publicity or privacy or contract right of any person or violate any law;

f)	Licensee shall not have any liability or responsibility for the making of payments to any person, union, guild, or performer by virtue of the use of the Property. All residual and other third party payments are the sole responsibility of Licensor, unless
Licensee specifically agrees in writing to reimburse;

g)	Licensor has the standing to grant the rights contained herein and for each musical composition in the Property. All musical performances embodied in the Property are:

i)	In the public domain, or

ii)	Owned by or licensed to Licensor, so that no additional
clearance of, or payment with respect to such rights is required for use of the Property.

h)	There is no claim, suit, action or proceeding relating to the
Property pending or threatened before any court, administrative or governmental body;

i)	There exists a valid and enforceable copyright in the Property throughout the Territory, which copyright will permit the Licensee to exhibit the Property, and which will prevent third parties from infringing upon such rights. In addition, such copyrights will continue to be valid and enforceable until the expiration of the Term;

j)	All Delivery Materials and exhibition copies shall be of first-
class technical and commercial quality.


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11.	INDEMNITY
Licensor will indemnify and hold Licensee harmless from any claims arising as a result of the actual or proposed exhibition of the Property or by breach of any of the covenants made by Licensor in Paragraph 10.

Licensee will indemnify and hold Licensor harmless from any claims arising as a result of breach of any of the covenants made by Licensor in Paragraph 10.

12.	CONFIDENTIALITY
Licensor shall not disclose to any third party any information with respect to the financial terms and provisions of this agreement except:

a)	To the extent necessary to comply with law or order of a court of competent jurisdiction. In which case, the disclosing party shall inform the other party and seek confidential treatment of such information.

b)	As part of a regular reporting to parent or affiliated companies, attorneys and auditors providing such firms and individuals agree to abide by the provisions of this paragraph.

c)	In order to enforce its rights pursuant to this Agreement.

13.	INSURANCE
Licensor shall procure and maintain in full force and effect with respect to the Property standard producer's liability insurance for the entire term of this Agreement.

14.	COPYRIGHT
Licensor has represented to Licensee that the copyright in the Property is full protected and has been registered with the United States Copyright Office. At the Licensee's request, Licensor shall provide complete chain of title evidencing a valid and binding assignment of rights first to Licensor and then from Licensor to Licensee.

15.	GENERAL PROVISIONS

a)	Licensor and Licensee are independent contractors with respect to each other and nothing in this Agreement shall create any association, partnership, joint venture or agency relationship between them.

b)	The parties agree that this contract is not for the benefit of any third parties.

c)	Licensee may assign its rights and obligations under this
Agreement with the written permission of Licensor. Such assignment shall not relieve Licensee of its obligations herein.

d)	All notices, statements, documents etc. shall be writing and sent by certified mail return receipt requested to the addresses listed on the first page of this Agreement.

e)	No waiver by either party of any of the terms or conditions of this Agreement in any instance shall be deemed to be a waiver of such terms or conditions for the future or of any subsequent breach thereof.

f)	This Agreement shall be governed by the Laws of the State of
California applicable to contracts. In the event that either party shall desire to institute any suit, action or proceeding against the other party arising out of or based upon this Agreement, or breach thereof, such action may be prosecuted either in Civil District Court for the County of Los Angeles,
State of California or the United States District Court for the
Western District of Nevada; and may be changed only by an agreement in writing signed by both parties hereto.

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g)	This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject and may be changed only by an agreement in writing signed by both parties hereto.

h)	The Exhibits referred to in the Agreement are a part of this
Agreement and are by this reference incorporated herein.


IN WITNESS WHEREOF, the parties have executed this contract in duplicate on the 19th day of June, 2003.


LICENSOR                        LICENSEE

WHAMO ENTERTAINMENT, INC.	OMNI BROADCASTING NETWORK, INC.
/s/ Joseph Szew                 /s/ Roger Neal Smith
_____________________________   _______________________________
JOSEPH SZEW                     ROGER NEAL SMITH
PRESIDENT                       CHIEF EXECUTIVE OFFICER

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ATTACHMENT A - PROPERTIES PRODUCED AND/OR DISTRIBUTED BY LICENSOR


Property Titles and Types

	Property	Type of Media	Number of Episodes
        ------------    -------------   ------------------
        Flutemaster     Series               13



Materials To Be Provided
Digital Beta SP in English
Scripts
Promotional Material
Trailers

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